Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES 2006 FIRST QUARTER RESULTS
CLEVELAND, OH — May 9, 2006 — OM Group, Inc. (NYSE: OMG) today announced its 2006 first quarter results.
Net sales for the three months ended March 31, 2006 were $294.6 million, compared to $351.9 million reported in the corresponding three-month period of 2005. Operating profit in the first quarter of 2006 was $29.3 million, 45 percent higher than the $20.3 million reported in the first quarter a year ago. Net income increased to $18.2 million, or $0.62 per diluted share, for the first quarter of 2006, up 44 percent from last year’s first quarter net income of $12.6 million, or $0.44 per diluted share.
Selling, general and administrative expenses declined to $25.8 million in the first quarter of 2006 from $35.6 million in the first quarter of 2005. Corporate expense for the first quarter of 2006 decreased to $8.2 million compared with expense of $16.8 million for the first quarter of 2005. Both decreases were due primarily to the first quarter 2005 charge of $8.7 million for the termination of the company’s former chief executive officer.
In the first quarter of 2006, the average price of cobalt was $12.43 per pound compared with $17.26 per pound in the first quarter of 2005. The average price of nickel for the first quarter of 2006 was $6.72 per pound versus $6.96 per pound in the first quarter of 2005.
BUSINESS SEGMENT RESULTS
In the first quarter of 2006 the company realigned management responsibilities. As a result the former Cobalt Group has been renamed the Specialties segment. The Electronic Chemicals business unit, formerly a component within the Nickel reportable segment, was realigned into the Specialties reportable segment. The corresponding information for the first quarter of 2005 has been reclassified to conform to the current year reportable segment presentation.
Specialties
The Specialties segment includes three business units: Advanced Organics which produces products for the tire, coatings and inks, additive and chemicals markets; Inorganics, which produces products for the powder metallurgy, battery, ceramic and chemical markets; and Electronic Chemicals, which produces products for the semi-conductor finishing, memory disk, general metal finishing and printed circuit board finishing markets. In the first quarter of 2006, net sales were $144.5 million and operating profit was $19.7 million compared to net sales of $172.5 million and operating profit of $11.3 million for the first quarter of 2005. The decline in sales primarily reflected lower product selling prices resulting from lower cobalt prices in the first quarter of 2006 compared to the corresponding three-month period in 2005. Operating profit increases reflected improved cobalt raw material costs plus a shift in mix to higher margin products, offset partially by the negative impact on margins of lower cobalt metal prices. The company’s results in 2005 included a $7.4 million negative impact of the scheduled maintenance shut-down of its joint venture smelter located in the Democratic Republic of Congo.

Nickel
The nickel segment includes nickel-based products. For the first quarter of 2006, net sales were $169.5 million and operating profit was $17.8 million versus net sales of $197.9 million and operating profit of $25.8 million for the first quarter of 2005. Net sales declined primarily due to lower nickel sales volumes and slightly lower metal prices, partially offset by increased revenue from toll refining activities. The operating profit decline reflected lower sales and production volumes, partially offset by the benefit from toll refining activities. Operating profits were also negatively impacted by higher manufacturing costs, primarily utility and process chemical costs, as well as lower nickel prices and higher raw material costs. These limiting factors were partially mitigated by the positive effect of the stronger U.S. dollar against the Euro and the Australian dollar plus realized and unrealized gains related to nickel hedging transactions.
OUTLOOK
“Favorable metal pricing trends and continued healthy customer demand, coupled with the benefits of our ongoing cost containment and asset utilization efforts, fueled our strong start in 2006,” said Joe Scaminace, chairman and chief executive officer. “We now believe that our second quarter operating results will be as strong — if not stronger — than the first quarter given our current metal price and currency rate assumptions.”
Scaminace noted that the 2006 second quarter results will be challenged by lower sales volume in the Nickel Group due to lower than anticipated raw material feed shipments, as well as a decrease in the company’s overall operating rates as a result of the planned maintenance shutdown of its two refining operations in Finland.
The company currently anticipates diluted earnings per share for the second quarter of 2006 to be in the range of $0.99 to $1.09. Included in the range is a gain of $11.7 million, or $0.39 per diluted share, for the sale of the company’s investment in Weda Bay Minerals, Inc. that was sold in early May. This projection is based on an average cobalt price of $13.34, an average nickel price of $8.04, the Euro at $1.28 and the Australian dollar at $0.75. As previously announced, given the company’s exposure to metal price volatility and other variables in its existing business model, the company will no longer give full year guidance. Therefore, the expectations expressed above do not represent an indication of the company’s future quarterly financial performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at http://www.omgi.com.
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For more information, contact Greg Griffith, vice president, corporate affairs and investor relations, at 216-263-7455.

FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended March 31
(In thousands, except per share data)	2006	2005
Net sales	$294,609	$351,932
Cost of products sold	239,515	296,081

	55,094	55,851
Selling, general and administrative expenses	25,825	35,570

Income from operations	29,269	20,281

Other income (expense), net	(5,735)	(9,330)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	23,534	10,951
Income tax expense	(5,977)	(2,701)
Minority interest share of (income) loss	603	3,530

Income from continuing operations before cumulative effect of change in accounting principle	18,160	11,780
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(274)	784

Income before cumulative effect of change in accounting principle	17,886	12,564
Cumulative effect of change in accounting principle	287	—

Net income	$18,173	$12,564

Net income per common share — basic:
Continuing operations	$0.62	$0.41
Discontinued operations	(0.01)	0.03
Cumulative effect of change in accounting principle	0.01	—

Net income	$0.62	$0.44

Net income per common share — assuming dilution:
Continuing operations	$0.62	$0.41
Discontinued operations	(0.01)	0.03
Cumulative effect of change in accounting principle	0.01	—

Net income	$0.62	$0.44

Weighted average shares outstanding
Basic	29,312	28,453
Assuming dilution	29,334	28,572

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$152,820	$114,618
Accounts receivable	138,134	128,278
Inventories	292,756	304,557
Advances to suppliers	9,262	5,503
Other current assets	73,535	52,152

Total current assets	666,507	605,108

Property, plant and equipment, net	363,948	369,129
Goodwill	180,618	179,123
Notes receivable from joint venture partner	25,179	25,179
Other non-current assets	46,091	41,734

Total assets	$1,282,343	$1,220,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$5,750	$5,750
Accounts payable	132,710	103,397
Other current liabilities	67,733	58,892

Total current liabilities	206,193	168,039

Long-term debt	415,181	416,096
Minority interests	36,392	36,994
Other non-current liabilities	65,425	62,611

Total stockholders’ equity	559,152	536,533

Total liabilities and stockholders’ equity	$1,282,343	$1,220,273

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Three Months Ended March 31
(In thousands)	2006	2005
Operating activities
Net income	$18,173	$12,564
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	274	(784)
Income from cumulative effect of change in accounting principle	(287)	—
Depreciation and amortization	12,215	12,249
Other non-cash items	(2,738)	(3,536)
Changes in operating assets and liabilities
Accounts receivable	(5,647)	(20,841)
Inventories	13,614	5,818
Advances to suppliers	(3,759)	19,404
Accounts payable	26,577	(10,672)
Other, net	(5,622)	24,127

Net cash provided by operating activities	52,800	38,329

Investing activities
Expenditures for property, plant and equipment	(3,654)	(2,307)
Other investing activities	(9,253)	—

Net cash used for investing activities	(12,907)	(2,307)

Financing activities
Payments of long-term debt	(1,438)	(1,437)
Proceeds from exercise of stock options	167	117

Net cash used for financing activities	(1,271)	(1,320)

Effect of exchange rate changes on cash	896	(1,943)

Cash and cash equivalents
Increase from continuing operations	39,518	32,759
Discontinued operations — net cash used for operating activities	(1,316)	(4,492)
Balance at the beginning of the period	114,618	26,779

Balance at the end of the period	$152,820	$55,046

OM Group, Inc. and Subsidiaries
Unaudited Business Segment Information

	Three Months Ended March 31
(In thousands)	2006	2005

Net Sales
Specialties	$144,537	$172,466
Nickel	169,454	197,940
Intercompany sales between segments:
Specialties	(2,090)	(310)
Nickel	(17,292)	(18,164)

	$294,609	$351,932

Income (loss) from operations
Specialties	$19,654	$11,261
Nickel	17,806	25,839
Corporate	(8,191)	(16,819)

	$29,269	$20,281